Exhibit 99.1

News from Trans-Lux
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26 Pearl Street   Norwalk, CT  06850   203.853.4321

FOR IMMEDIATE RELEASE

For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903

              J. M. ALLAIN APPOINTED PRESIDENT & CEO OF TRANS-LUX

NORWALK, CT., February 18, 2010 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today announced the appointment of J. M. Allain as President and Chief Executive Officer. The announcement was made by Trans-Lux Board Chairman Gene Jankowski. Mr. Allain, who most recently served as President of Panasonic System Solutions Company, succeeds Michael R. Mulcahy, who retired in December. The Board granted Mr. Allain 50,000 shares of restricted stock from treasury shares which vest 50% after one year and another 50% after two years, plus the opportunity to earn additional shares as a bonus based on certain performance levels as an inducement to enter into employment.

Mr. Allain has a background in global systems integration, marketing and sales management for enterprises ranging from start-ups to multi-national companies and has established experience in a number of technology-driven industries, including data communications and telecommunications. His education includes an MBA in International Trade and Finance and Bachelor's degrees in Business Administration and Systems Engineering.

About Trans-Lux
Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. For more information, please visit our web site at www.trans-lux.com.
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